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                                 LOAN AGREEMENT

         AGREEMENT made this 12 day of May, 1997, by and between AUDIO BOOK CLUB, INC., having an office at 2295 Corporate Boulevard, N.W., Suite 222, Boca Raton, Florida 33432 (hereinafter "Borrower") and HOWARD HERRICK,as Trustee of the M.E. Herrick Irrevocable Trust maintaining an office at 295 Madison Avenue, New York, NY 10017 (hereinafter "M.E. Herrick Trust").

                               W I T N E S E T H :

         WHEREAS, M.E. Herrick Trust is the assignee of a loan agreement dated the first day of June 1994 which was duly assigned to M.E. Herrick Trust by assignment dated November 29, 1996 (the "Loan Agreement"), which loan agreement was in the principal amount of $50,000; and
         WHEREAS, Borrower is further indebted to M.E. Herrick Trust in the amount of $350,000 by reason of cash advances made by M.E.
Herrick Trust to Borrower; and
         WHEREAS, the above noted Loan Agreement indebtedness and additional indebtedness aggregating $400,000 are to be consolidated and repaid as herein provided, and are hereinafter collectively referred to as the "Indebtedness"; and
         WHEREAS, the parties hereto wish to restate the Loan Agreement in its entirety;
         NOW, THEREFORE, in consideration of the mutual covenants and provisions herein contained, it is agreed as follows:


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         1.       Acknowledgement of Indebtedness.  Borrower acknowledges
and agrees to pay the Indebtedness in accordance with the terms hereinafter set forth.
         2. Terms of Payment. The Indebtedness shall be paid by Borrower to M.E. Herrick Trust as follows:
                  (a) No interest shall be paid or accrued until August 1, 1997; and
                  (b) Interest shall be accrued on the principal balance from time to time outstanding calculated from August 1, 1997 at a rate which is equal to the greater of 10% per annum or the prime rate of interest charged by Citibank, N.A. of New York, adjusted monthly, which Indebtedness, together with accrued interest thereon shall be due and payable on the earlier of:
                  (i) 15 months from the consumation of an initial public offering of Borrowers stock; or
                  (ii) December 31, 1998
                  (c) Notwithstanding the provisions of subparagraph (b) above, in no event shall the rate (commencing August 1, 1997) ever be lower than the minimum interest rate (and compounding frequency) that would be required to bring the Indebtedness into compliance with the provisions of Internal Revenue Code Section 7872 or any successor provision.
         3. Prepayment. The Indebtedness may be prepaid by Borrower at any time, and from time to time, in whole or in part, without penalty.

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         4.       Events of Default.  The following events shall be deemed
defaults pursuant to the terms of this Loan Agreement:
                  (a) A binding decree or order of a court shall have been entered adjudging Borrower bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangements, composition or similar relief for Borrower under the Bankruptcy Laws of any jurisdiction, or any other similar applicable law, and such decree or order shall have continued undischarged or unstayed for a period of thirty (30) days; and
                  (b) Borrower shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under the Bankruptcy Laws, or any other similar applicable law, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally, as they become due; or.
         5. Remedies. In the event of a default hereunder as hereinabove defined, M.E. Herrick Trust shall have the right to declare the entire unpaid balance of the Indebtedness immediately due and payable; the right to seek all remedies available to him under law for the collection of the Indebtedness and shall be

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entitled to recover all of the reasonable costs of collection, including attorney's fees.
         6. Non-Waiver. No course of dealing on the part of M.E. Herrick Trust, its agents or employees, nor any failure or delay on the part of M.E. Herrick Trust with respect to the exercise of any right, power or privilege given or granted hereunder shall operate as a waiver thereof as to any future default, nor shall any single or partial exercise by M.E. Herrick Trust of any right, power or privilege granted or contained herein preclude M.E. Herrick Trust from later or future exercise of any right, power or privilege as to any future defaults. The rights and remedies of M.E. Herrick Trust are cumulative to and not exclusive of any remedies under the law.
         7. Binding Effect. In the event that any part or parts of this Agreement are found to be void, the remaining provisions shall nevertheless be binding with the same effect as though the void part or parts were deleted.
         8. Modifications. This Agreement may not be changed orally, but only by a writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought; this Agreement contains the entire understanding of the parties hereto and all prior agreements or understandings, whether written or oral, are merged herein.
         9.       Controlling Law.  This Agreement has been executed by
Borrower in the State of Florida and shall be construed and interpreted under the laws of that State.

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         IN WITNESS WHEREOF the parties hereto have signed this Agreement the day and year first above written.


                                         AUDIO BOOK CLUB, INC.


                                         by:  /s/ Norton Herrick
                                            ---------------------------------
                                            Norton Herrick - Chairman



                                          /s/ Howard Herrick
                                         ------------------------------------
                                         HOWARD HERRICK as Trustee of the
                                         M.E. Herrick Irrevocable Trust
                                         Dated 11/29/96







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